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SCHEDULE 14A INFORMATION

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Everest Re Group, Ltd.

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EVEREST RE GROUP, LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 9, 2012

TO THE SHAREHOLDERS OF EVEREST RE GROUP, LTD.:

The Annual General Meeting of Shareholders of Everest Re Group, Ltd. (the “Company”), a Bermuda company, will be held at Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda on May 9, 2012 at 10:00 a.m., local time, for the following purposes:

1.
To elect John R. Dunne and John A. Weber as directors of the Company, each to serve for a one-year period to expire at the 2013 Annual General Meeting of Shareholders or until such director’s successor shall have been duly elected or appointed or until such director’s office is otherwise vacated.

2.
To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to act as the Company’s auditor for the year ending December 31, 2012 and authorize the Company’s Board of Directors, acting through its Audit Committee, to set the fees for the independent registered public accounting firm acting as the Company’s auditor.

3.	To approve, by non-binding advisory vote, 2011 compensation paid to the Company’s Named Executive Officers.

4.	To consider and act upon such other business, if any, as may properly come before the meeting and any and all adjournments thereof.

The Company’s financial statements for the year ended December 31, 2011, together with the report of the Company’s independent registered public accounting firm in respect of those financial statements, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Only shareholders of record identified in the Company’s Register of Members at the close of business on March 20, 2012 are entitled to notice of, and vote at, the Annual General Meeting.

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the postage prepaid envelope provided.

By Order of the Board of Directors
Sanjoy Mukherjee
Senior Vice President, General Counsel and Secretary

April 9, 2012
Hamilton, Bermuda

EVEREST RE GROUP, LTD.

PROXY STATEMENT
---------------------------
ANNUAL GENERAL MEETING OF SHAREHOLDERS

MAY 9, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 9, 2012 at Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda at 10:00 a.m.

The proxy statement and annual report to shareholders are available at
http://www.everestregroup.com/InvestorCenter/AnnualMeetingMaterials.aspx

EVEREST RE GROUP, LTD.

Proxy Statement
___________________
ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 9, 2012

GENERAL INFORMATION

The enclosed Proxy Card is being solicited on behalf of the Board of Directors (the “Board”) for use at the 2012 Annual General Meeting of Shareholders of Everest Re Group, Ltd., a Bermuda company (the “Company”), to be held on May 9, 2012, and at any adjournment thereof.   It may be revoked at any time before it is exercised by giving a later-dated proxy, notifying the Secretary of the Company in writing at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or by voting in person at the Annual General Meeting.  All shares represented at the meeting by properly executed proxies will be voted as specified and, unless otherwise specified, will be voted: (1) for the election of John R. Dunne and John A. Weber as directors of the Company;  (2) for the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to act as the Company’s auditor for 2012 and for authorizing the Company’s Board of Directors acting through its Audit Committee to set the fees for the independent registered public accounting firm serving as the Company’s auditor; and (3) for the approval, by non-binding advisory vote, of the 2011 compensation paid to the Named Executive Officers.

Only shareholders of record at the close of business on March 20, 2012 will be entitled to vote at the meeting.  On that date, 62,643,602 Common Shares, par value $.01 per share (“Common Shares”), were outstanding.  However, this amount includes 9,719,971 Common Shares held by Everest Reinsurance Holdings, Inc. (“Everest Holdings”), the Company’s subsidiary.  As provided in the Company’s Bye-laws, Everest Holdings may vote only 6,201,717 of its shares resulting in 59,125,348 Common Shares entitled to vote.

The election of each nominee for director and the approval of all other matters to be voted upon at the Annual General Meeting require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum consisting of not less than two persons present in person or by proxy holding in excess of 50% of the issued and outstanding Common Shares entitled to attend and vote at the Annual General Meeting.  The Company has appointed inspectors of election to count votes cast in person or by proxy.  Common Shares owned by shareholders who are present in person or by proxy at the Annual General Meeting but who elect to abstain from voting will be counted towards the presence of a quorum.  However, such Common Shares and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting (including “broker non-votes”) will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and, thus, will have no effect on the outcome of those votes.

This Proxy Statement, the attached Notice of Annual General Meeting, the Annual Report of the Company for the year ended December 31, 2011 (including financial statements) and the enclosed Proxy Card are first being mailed to the Company’s shareholders on or about April 9, 2012.

All references in this document to “$” or “dollars” are references to the currency of the United States of America.

The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting of Shareholders and this Proxy Statement.  If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters.  To be properly made, a shareholder proposal must comply with the Company’s Bye-laws and, in order for any matter to come before the meeting, it must relate to matters referred to in the attached Notice of Annual General Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the director nominees described below.  Proxies will be so voted unless shareholders specify otherwise in their proxies.

The Company’s Bye-laws, as amended by the Shareholders on May 18, 2011, provide that beginning in 2012, the directors who are elected at each Annual General Meeting are elected for one-year terms.

At the 2012 Annual General Meeting, two nominees for director positions are to be elected to serve until the 2013 Annual General Meeting of Shareholders or until their qualified successors are elected or until such director’s office is otherwise vacated. At its regularly scheduled meeting on February 22, 2012, the Nominating and Governance Committee recommended to the Board the nominations of John R. Dunne and John A. Weber as directors.  Mr. Dunne and Mr. Weber are currently directors of the Company.  Martin Abrahams, whose term expires on May 9, 2012, will not be seeking re-election as a director.

The Board accepted the Nominating and Governance Committee recommendations, and the nominees have accepted their nominations for director positions.  It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Board shall recommend, unless the Board reduces the number of directors accordingly.  There are no arrangements or understandings between any director, or any nominee for election as a director, and any other person pursuant to which such person was selected as a director or nominee.

Information Concerning Nominees

The following information has been furnished by the respective nominees for election of directors to serve for  a one year term expiring in May, 2013.

John R. Dunne, 82, became a director of Everest Holdings on June 10, 1996 and served as a director of Everest Reinsurance Company (“Everest Re”) from June 1996 to February 2000.  Thereafter he became a director of the Company upon the restructuring of Everest Holdings.  Mr. Dunne is an attorney and member of the bars of New York and the District of Columbia.  Since 1994 he has been counsel to the law firm of Whiteman Osterman & Hanna LLP in Albany, New York.  From 1995 to 2007, Mr. Dunne served as a director of Aviva Life Insurance Company of New York.  Mr. Dunne was a director of CGU Corporation, an insurance holding company, from 1993 until 2001.  Mr. Dunne was counsel to the Washington, D.C. law firm of Bayh, Connaughton & Malone from 1993 to 1994. From 1990 to 1993, he served as an Assistant Attorney General at the United States Department of Justice. From 1966 to 1989, Mr. Dunne served as a New York State Senator while concurrently practicing law as a partner in New York law firms. Mr. Dunne was selected to serve on the Board because of his legal and governmental experience as well as his experience serving on the boards of insurance companies.

John A. Weber, 67, became a director on May 22, 2003.  He was elected as director of Everest Reinsurance (Bermuda), Ltd. (“Bermuda Re”) and Everest International Reinsurance, Ltd., (“International Re”), both Bermuda subsidiaries of the Company on January 17, 2012.  Since December 2002, he has been the Managing Partner of Copley Square Capital Management, LLC, a private partnership and Securities and Exchange Commission (“SEC”) registered investment adviser, which provides investment management and strategic advisory services to institutions.  From 1990 through 2002, Mr. Weber was affiliated with OneBeacon Insurance Group LLC and its predecessor companies.  During that affiliation, he became the Managing Director and Chief Investment Officer of the OneBeacon insurance companies and the President of OneBeacon Asset Management, Inc. (formerly known as CGU Asset Management, Inc.).  From 1988 through 1990, Mr. Weber was the Chief Investment Officer for Provident Life & Accident Insurance Company and from 1972 through 1988 was associated with Connecticut Mutual Life Insurance Company (“Connecticut Mutual”) and its affiliate, State House Capital Management Company (“State House”), eventually serving as Senior Vice President of Connecticut Mutual and President of State House. Mr. Weber was selected to serve on the Board because of his experience as an insurance industry executive and investment adviser.

Information Concerning Directors and Executive Officers

The following information has been furnished by the Company’s directors and by the executive officers.  Executive officers are elected by the Board following each Annual General Meeting and serve at the pleasure of the Board.

Kenneth J. Duffy, 82, became a director of Everest Holdings on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000.  Thereafter he became a director of the Company upon the restructuring of Everest Holdings.  Mr. Duffy is a retired insurance executive.  He served with the insurance holding company, Commercial Union Corporation, and its parent company, CGU plc, from 1948 until his retirement in 1999.  He was President and Chief Executive Officer of Commercial Union Corporation from January 1985 to January 1995, Chairman and Chief Executive Officer from January 1993 to January 1995, Chairman from January 1995 to October 1998 and Senior Advisor to CGU plc from October 1998 to December 1999. Until December 1999, he was also a director of Commercial Union Canada Holdings, Ltd. and the President and a director of Curepool (Bermuda) Ltd.  He is a vice president of the Insurance Institute of London and a fellow of the Institute of Risk Management. Mr. Duffy was selected to serve on the Board because of his experience as a public company insurance industry executive and director.

William F. Galtney, Jr., 59, became a director of Everest Holdings on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000.  Thereafter he became a director of the Company upon the restructuring of Everest Holdings.  Since February 1, 2006 he has been President of Galtney Enterprises, Inc. Since April 1, 2005, he has served as Chairman of Oxford Insurance Services Limited, a managing general and surplus lines agency.  Prior thereto, he was President (from June 2001 until December 31, 2004) and Chairman (until March 31, 2005) of Gallagher Healthcare Insurance Services, Inc. (“GHIS”), a wholly-owned subsidiary of Arthur J. Gallagher & Co. (“Gallagher”).  From 1983 until its acquisition by Gallagher in June 2001, Mr. Galtney was the Chairman and Chief Executive Officer of Healthcare Insurance Services, Inc. (predecessor to GHIS), a managing general and surplus lines agency previously indirectly owned by The Galtney Group, Inc.  Mr. Galtney is also Managing Member, President and Director of Galtney Group, LLC and was a director of Mutual Risk Management Ltd. from 1988 to 2002.  During 2007, Mr. Galtney assumed the directorship of Intercare Holdings, Inc. and Intercare Solutions Holdings, Inc. During 2011, Mr. Galtney joined the board of directors of Houston Baseball Partners LLC and Healthcare Liability Solutions, Inc.  Mr. Galtney was selected to serve on the Board because of his experience as an insurance industry executive and director.

John P. Phelan, 65, became a director of the Company on May 18, 2011.  Mr. Phelan was the Chairman, President and CEO of Munich Re America Corporation and Munich Reinsurance America, Inc. and the President and CEO and director of Munich American Holdings Corporation, and Munich-American Holding Corporation from 2002 through 2007.  He was the Vice Chairman of Munich Reinsurance Company of Canada from 2002 through 2007, where he served as director from 1984 through 2007 and President from 1986 through 2002.  Mr. Phelan was the President and Chairman and a director of Munich Holdings, Limited from 1985 through 2007 and served as a director and President (1998-2002) and Vice Chairman (2002 – 2007) of Temple Insurance Company.  Mr. Phelan was a director of Munich Reinsurance Company,  Munich-American RiskPartners, Inc., Munich-American Global Services, Inc., Munich Re America Brokers, Inc., Munich Re America Services, Inc., Princeton Eagle West (Holdings), Inc., Princeton Eagle Holding (Bermuda) Ltd., the Princeton Excess and Surplus Lines Insurance Company Inc., Munich Re America Corp., American Alternative Insurance Corporation,  Munich-American RiskPartners, Ltd., Princeton Eagle Insurance Company, Ltd. and Princeton Eagle West Insurance Company, Ltd. from 2002–2007.

Mr. Phelan was a member of the Board of Trustees of the Reinsurance Association of America from 2002 through 2007, serving on the Executive Committee from 2003 through 2007, as Vice Chairman from 2004 through 2005 and as Chairman from 2005 through 2006.  He was a director of QBE, the Americas during 2009.  He was a member of the Board of Trustees of the American Institute for CPCU, Insurance Institute of America from 2003 to 2007 and from 2006 through 2007, a member of the Board of Overseers and Education Committee of St. John’s University, School of Risk Management.  Since 2010, Mr. Phelan has served as a member of the Board of Directors of Western World Insurance Group.  Mr. Phelan was selected to serve on the Board of Directors because of his extensive experience in insurance and reinsurance in Canada and the United States.

Roger M. Singer, 65, became a director of the Company on February 24, 2010. He was elected as director of Bermuda Re and International Re, both direct subsidiaries of the Company, on January 17, 2012. Mr. Singer, currently retired, was the Senior Vice President, General Counsel and Secretary to OneBeacon Insurance Group LLC (formerly known as CGU Corporation) and its predecessors, CGU Corporation and Commercial Union Corporation, from August of 1989 through December 2005.  He continued to serve as director and consultant to OneBeacon Insurance Group LLC and its twelve subsidiary insurance companies through December 2006.  Mr. Singer served with the Commonwealth of Massachusetts as the Commissioner of Insurance from July 1987 through July 1989 and as First Deputy Commissioner of Insurance from February 1985 through July 1987. He has also held various positions in branches of the federal government including the Office of Consumer Affairs and Business Regulation, the Consumer Protection Division and the Federal Trade Commission. Mr. Singer was selected to serve on the Board because of his legal experience and experience as an insurance industry regulator and insurance executive.

Joseph V. Taranto, 63, a director, became Chairman of the Board and Chief Executive Officer of Everest Holdings and Everest Re on October 17, 1994 and served as President of both companies from December 1994 until February 24, 1997.  On February 24, 2000, he became Chairman of the Board and Chief Executive Officer of the Company upon the restructuring of Everest Holdings.  Mr. Taranto also serves as Chairman and Chief Executive Officer of Everest Holdings and from March 14, 2000 until June of 2007, he served as Chairman of Bermuda Re.  Between 1986 and 1994, Mr. Taranto was a director and President of Transatlantic Holdings, Inc. and a director and President of Transatlantic Reinsurance Company and Putnam Reinsurance Company (both subsidiaries of Transatlantic Holdings, Inc.).  Mr. Taranto was selected to serve on the Board because of his significant knowledge of the Company’s operations and the insurance and reinsurance industries.

Dominic Addesso, 58, became President of the Company, Everest Holdings and Everest Re on June 16, 2011 while continuing to serve as Chief Financial Officer of those companies since May 8, 2009.  In 2009, he became a director and Executive Vice President of Everest Re and Everest Holdings, and a director, Chairman and Chief Executive Officer of Everest Global Services, Inc. (“Everest Global”). In 2009, he also became a director of Bermuda Re and Chairman and director of Everest Re Advisors, Ltd. (“Everest Re Advisors”).  From 2009 through February 2012, he served as director of Everest Reinsurance Company (Ireland), Limited (“Ireland Re”) and Everest Underwriting Group (Ireland), Limited (“Ireland Underwriting”), both Irish subsidiaries of the Company.  On July 1, 2009, he was appointed as a director of Everest Advisors (UK), Ltd. (“Advisors U.K.”) and effective May 15, 2009, as a director of Mt. McKinley Insurance Company (“Mt. McKinley”) as well as a director (May 13, 2009) and Chairman (June 19, 2009) of International Re, and on June 16, 2009, a director and Treasurer of Everest Insurance Company of Canada (“EVCAN”).  On May 15, 2009, Mr. Addesso became a director of Everest National Insurance Company (“Everest National”), Everest Indemnity Insurance Company (“Everest Indemnity”) and Everest Security Insurance Company (f/k/a

Southeastern Security Insurance Company) (“Everest Security”).  Mr. Addesso serves as director, Chairman and President (May 15, 2009) of Mt. Whitney Securities, Inc., a subsidiary of Everest Re (“Mt. Whitney”).

From 2008 until he joined the Company in May 2009, Mr. Addesso was President of Regional Clients of Munich Reinsurance America, Inc.  From 2001 to 2009, he served as President of Direct Treaty, Munich Reinsurance America, Inc. with profit and loss responsibility for direct treaty business covering all lines including surety, political risk and marine.  From 1999 through 2001, he served in various underwriting and financial operations roles.  From 1982 to 1995, he served as Executive Vice President and Chief Financial Officer of Selective Insurance Group, Inc.  Prior to that, Mr. Addesso worked in public accounting for KPMG.

Craig W. Howie, 48, joined the Company on March 26, 2012 as Executive Vice President of Everest Global and Everest Re.  Subsequent to the filing of the 10-Q for the first quarter of 2012, he will become the Chief Financial Officer of the Company.  Prior to his joining the Company, he served as Vice President and Controller of Munich Reinsurance America, Inc. where, beginning in 2005, he managed the corporate financial reporting, corporate tax, investor relations, financial analysis and rating agency relationship groups.  From 2003 to 2005, he was the Vice President of Financial Services and Operations and served as Vice President Corporate Tax beginning in 1998 and through 2003.  He is a Certified Public Accountant.

Mark S. de Saram, 56, became Executive Vice President of the Company on September 17, 2008, having served as Senior Vice President since October 13, 2004.  He serves as a director, Deputy Chairman, Managing Director and Chief Executive Officer of Bermuda Re and as a director and Deputy Chairman of Everest Re Advisors and International Re. He serves as a director, and non-executive Chairman of the Board of Advisors U.K. and as a director of Ireland Underwriting and of Ireland Re.  Mr. de Saram joined Everest Re in 1995 as Vice President responsible for United Kingdom and European Operations.  Prior to his joining Everest Re, Mr. de Saram accumulated 21 years of reinsurance industry experience working in various underwriting capacities in the United Kingdom and Canada.

John P. Doucette, 46, became the Chief Underwriting Officer for Worldwide Reinsurance of the Company and Everest Re on June 16, 2011.   In 2010, he became a director of Bermuda Re and in 2011, a director of Everest Re and Heartland Crop Insurance, Inc. (“Heartland”), a subsidiary of Everest Holdings. Upon joining the Company in 2008, he became Executive Vice President of the Company, Everest Global, and Everest Re.  From 2000 to 2008, Mr. Doucette worked at Max Capital Group Ltd. (formerly Max Re Capital Ltd.) (“Max Capital”), serving in various capacities including President and Chief Underwriting Officer of the P&C Reinsurance division of Max Capital, where he was responsible for new products and geographic expansion. Prior to that, he was an Associate Director at Swiss Re New Markets, a division of Swiss Reinsurance Company, between 1997 and 2000, where he held various pricing, structuring and underwriting roles in connection with alternative risk transfer and structured products. He was an actuarial consultant at Tillinghast from 1989 to 1997.

Sanjoy Mukherjee, 45, became the Secretary and General Counsel of the Company on November 16, 2005, serving in that position as Vice President until 2006 when he became Senior Vice President.  Since 2006, he has served as Senior Vice President, Secretary, General Counsel and Compliance Officer of the Company, Everest Holdings, Everest Global and Everest Re where he is also a director.  Since 2009, he has served as Secretary of Ireland Re and Ireland Underwriting, where he also serves as director.  Beginning in 2011, Mr. Mukherjee serves as a director, Secretary and General Counsel of Heartland.  Since 2005, he has served as General Counsel of Everest National and Mt. McKinley Managers, L.L.C. (“Mt. McKinley Managers”) and as Secretary of EVCAN, a director of Everest National, Everest Indemnity, and as Compliance Officer and Assistant Secretary of Everest Security. Since 2006, he has served as director and General Counsel of WorkCare Southeast and WorkCare Southeast of Georgia. Since 2008, he has been Secretary and a director of Mt. Whitney. He became a Vice President of Mt. McKinley in 2002 where he also serves as Secretary and Compliance Officer since 2005 and as a director since 2011.  From 2005 through 2007, he served as a director of Bermuda Re. He joined the Company in 2000 as an Associate General Counsel of Mt. McKinley.

Before joining Mt. McKinley in 2000, Mr. Mukherjee was engaged in the private practice of law as a litigator specializing in insurance and reinsurance coverage disputes and commercial litigation.  Prior to that, Mr. Mukherjee was a Senior Consultant with Andersen Consulting specializing in the manufacturing and the financial services industries.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board conducts its business through its meetings and meetings of its committees.  Four formal meetings of the Board were held in 2011.  No director, either in person or through an alternate director appointment as permitted under Bermuda law, attended fewer than 75% of the total number of meetings of the Board and meetings of all committees of the Board on which the director served.  All of the directors attended last year’s Annual General Meeting of Shareholders.  The directors are expected to attend the Annual General Meeting pursuant to the Company’s Corporate Governance Guidelines.

The Board has affirmatively determined that the following directors, who constitute a majority of the Board and who serve as members of the Audit, Compensation and Nominating and Governance Committees, are independent: Mr. Abrahams, Mr. Duffy, Mr. Dunne, Mr. Phelan, Mr. Singer and Mr. Weber.  To determine independence, the Board applied the categorical standards contained in the Company’s Corporate Governance Guidelines.  A copy of those standards, which are stricter than the corporate governance listing standards of the New York Stock Exchange (the “NYSE”), is set forth as Appendix A to this Proxy Statement.  The Board also considered whether these directors had any other material relationships with the Company, its affiliates or the Company’s external auditor and concluded that none of them had a relationship that impaired his independence. The Board based its determination on personal discussions with the directors and a review of each director’s responses on the annual questionnaire regarding employment, compensation history, affiliations and family and other relationships.  The questionnaire responses form the basis for reviewing a director’s financial transactions involving the Company and preparing a report on every relationship that is disclosed by a director, regardless of the amount in question.  This annual review is performed in compliance with the Company’s Bye-laws and the Bermuda Companies Act 1981 and the resulting report is approved by resolution of the Board of Directors.  The report’s findings are disclosed in the section entitled “Certain Transactions with Directors” that appears in this Proxy Statement.  Directors are also subject to the Company’s Ethics Guidelines which require full and timely disclosure to the Company of any situation that may result in a conflict or appearance of a conflict.

Additionally, in accordance with the Corporate Governance Guidelines and the disclosure requirement set forth in Bye-law 21(b) of the Company’s Bye-laws (which in turn requires compliance with the Bermuda Companies Act 1981), each director must disclose to the other directors any potential conflicts of interest he may have with respect to any matter under discussion.  If a director is disqualified by the Chairman because of a conflict, he must refrain from voting on a matter in which he may have a material interest.

Board Leadership Structure

Mr. Taranto serves as the Chief Executive Officer and as Chairman of the Board.  We believe that having a single leader for both the Company and the Board of Directors who is intimately familiar with the Company’s history as well as its operations eliminates the potential for confusion or duplication of efforts and provides clear leadership for the Company.  In addition to Mr. Taranto, the Board is comprised of seven outside directors, six of whom are independent.

The Board currently maintains Audit, Nominating and Governance and Compensation Committees, all of whose members are independent directors and each of which has a separate Chairperson.  The Charters for each of these committees, the Corporate Governance Guidelines and the Company’s Ethics Guidelines and Index to Compliance Policies are posted on the Company’s website at http://www.everestregroup.com.  The Board also maintains an Executive Committee, the purpose of which is to take any emergent actions until the Board can meet. The members of the Executive Committee are Mr. Taranto, Mr. Galtney and Mr. Weber.  The Executive Committee did not meet in 2011.

Prior to each scheduled meeting of the Board of Directors, the directors who are not officers of the Company meet in executive session outside the presence of management.  The executive sessions are chaired by alternating directors on an alphabetically based rotation.  In addition, the independent directors meet in executive session outside the presence of management on a regular basis. We believe that having a combined CEO/Chairman and independent chairs for our Audit, Nominating and Governance and Compensation Committees provides the appropriate balance between management and independent, non-management leadership. The Board retains the flexibility to consider other leadership structures in the future.

Board Role in Risk Oversight

In accordance with NYSE requirements, the Company’s Audit Committee Charter provides that the Audit Committee has the responsibility to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control its risk profile, including the Company’s risk assessment and risk management guidelines. Prudent risk management is embodied throughout our Company as part of our culture. To foster a better understanding of our risk profile, the head of our enterprise risk management team presents a comprehensive report, on a quarterly basis, to the Audit Committee with respect to our risk management procedures and our exposure to various types of risk on an aggregate and per risk basis, including exposure from our worldwide property and casualty insurance and reinsurance businesses and our investment portfolio. Upon the Audit Committee’s recommendation, the Board adopts a formal Risk Appetite Statement that establishes upper boundaries on risk taking in certain areas of the Company including assets, investments, property and casualty business, including catastrophe business.

Audit Committee

The principal purposes of the Company’s Audit Committee are to oversee the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements, to oversee the independent registered public accounting firm, to evaluate the independent registered public accounting firm’s qualifications and independence and to oversee the performance of the Company’s internal audit function.  The Audit Committee meets with the Company’s management, Chief Internal Audit Officer and the independent registered public accounting firm, both separately and together, to review the Company’s internal control over financial reporting and financial statements, audit findings and significant accounting and reporting issues. The Board has adopted a Charter for the Audit Committee which is revised as necessary to comply with all applicable laws, rules and regulations.  The Charter is available on the Company’s website at http://www.everestregroup.com.

The members of the Audit Committee are Mr. Abrahams, Mr. Duffy, Mr. Dunne, Mr. Phelan, Mr. Singer and Mr. Weber.   Mr. Dunne serves as Chairman of the Audit Committee.  The Board has determined that all members of the Committee are financially literate and that all are independent under the NYSE listing standards and the rules of the SEC governing the qualifications of audit committee members.  The Board has also determined that Mr. Abrahams qualifies as an “audit committee financial expert” as defined by SEC rules and has accounting or related financial management expertise as required by NYSE listing standards.  No member of the Audit Committee may serve on the Audit Committee of more than two other public companies unless the Board has determined that such service will not affect the ability of the Committee member to serve on the Company’s Audit Committee.  The Audit Committee held four formal meetings in 2011.

Compensation Committee

The Compensation Committee exercises authority with respect to all compensation and benefits afforded all officers at the Senior Vice President level and above, the Named Executive Officers (as defined herein) and the Company’s Chief Financial Officer, Comptroller, Treasurer, Chief Internal Audit Officer and Secretary.  The Compensation Committee also has oversight responsibilities for all of the Company’s broad-based compensation and benefit programs, including administration of the Company’s Annual Incentive Plan, the 2010 Stock Incentive Plan and the Executive Performance Annual Incentive Plan. The Compensation Committee did not employ a consultant during 2011.  The Compensation Committee adopted a Charter on November 21, 2002, which is available on the Company’s website at http://www.everestregroup.com.  The Charter provides that the Compensation Committee may form and delegate authority to subcommittees or to committees of the Company’s subsidiaries when appropriate.  This delegation authority was not exercised by the Compensation Committee during 2011.  Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in this Proxy Statement under the heading “Compensation Discussion and Analysis”.

With regard to the 2011 advisory vote on executive compensation, the Compensation Committee noted that shareholders voted overwhelmingly in favor of approving the Company’s compensation program.  In accord with such support, the Compensation Committee believes it appropriate to continue our executive compensation program and policies as outlined in the Compensation Discussion and Analysis.

The Compensation Committee is comprised of Mr. Abrahams, Mr. Duffy, Mr. Dunne, Mr. Phelan, Mr. Singer and Mr. Weber, none of whom is a current or former employee or officer of the Company and all of whom meet the independence standards of the NYSE.  Mr. Duffy serves as Chairman of the Compensation Committee.  The Compensation Committee held four meetings in 2011.

Nominating and Governance Committee

The Nominating and Governance Committee was established by the Board on November 21, 2002, with authority and responsibility to identify and recommend qualified individuals to be nominated as directors of the Company and to develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company.  The current members of the Nominating and Governance Committee are Mr. Abrahams, Mr. Duffy, Mr. Dunne, Mr. Phelan, Mr. Singer and Mr. Weber.  Mr. Abrahams currently serves as Chairman of the Nominating and Governance Committee.

The Nominating and Governance Committee will consider a shareholder’s nominee for director who is proposed in accordance with the procedures set forth in Bye-law 12 of the Company’s Bye-laws, which is available on the Company’s website or by mail from the Corporate Secretary’s office.  This Bye-law requires written notice of a shareholder’s intent to make such a nomination at the 2013 Annual General Meeting of Shareholders to be received by the Secretary of the Company at the address listed below under Shareholder and Interested Party Communications with Directors, between November 10, 2012 and December 10, 2012. Such notice shall set forth the name and address, as it appears on the Register of Members, of the shareholder who intends to make the nomination; a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination; the class and number of shares of the Company which are held by the shareholder; the name and address of each individual to be nominated; a description of all arrangements or understandings between the shareholder and any such nominee and any other person or persons (naming such person or persons) pursuant to which such nomination is to be made by the shareholder; such other information regarding any such nominee required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934; and the consent of any such nominee to serve as a director, if so elected.

The Nominating and Governance Committee will consider a shareholder candidate nominated in accordance with the procedures of Bye-law 12, like any other candidate for director, based solely on their character, judgment, education, training, business experience and expertise.  In addition to complying with independence standards of the NYSE, the SEC and the Company, candidates for director must possess the highest levels of personal and professional ethics, integrity and values and be willing to devote sufficient time to perform their Board and Committee duties. It is in the Company’s best interests that the Board be comprised of individuals whose skills, experience, diversity and expertise complement those of the other Board members.  The objective is to have a Board which, taken as a whole, is knowledgeable in the areas of insurance/reinsurance, accounting (using generally accepted accounting practices and/or statutory accounting practices for insurance companies), financial management and investment, legal/regulatory and any other areas which the Board and Committee deem appropriate in light of the continuing operations of the Company and its subsidiaries.  Financial services-related experience, other relevant prior service, a familiarity with national and international issues affecting the Company’s operations and a diversity of background and experience are also among the relevant criteria to be considered.  Following interviews, meetings and such inquiries and investigations determined to be appropriate under the circumstances, the Committee makes its director recommendations to the Board.  The foregoing criteria are as specified in the Company’s Corporate Governance Guidelines.  As a part of the annual self evaluation process, the Nominating and Governance Committee assesses its adherence to the Corporate Governance Guidelines.

The Nominating and Governance Committee held one meeting in 2011.  The Committee’s Charter, which was adopted by the Board on February 25, 2004, and the Corporate Governance Guidelines, which contain the director qualifications, are available on the Company’s website at http://www.everestregroup.com.

Audit Committee Report

The Audit Committee has reviewed and discussed with management, which has primary responsibility for the financial statements, and with PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements for the year ended December 31, 2011 (the “Audited Financial Statements”).  In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with that firm its independence. The Audit Committee also has discussed with Company management and PricewaterhouseCoopers LLP such other matters and received such assurances from them as the Committee deemed appropriate.  Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee devoted substantial time in 2011 to discussing with the Company’s independent auditors and internal auditors the status and operating effectiveness of the Company’s internal control over financial reporting.  The Audit Committee’s oversight involved several meetings, both with management and with the auditors outside the presence of management, to monitor the preparation of management’s report on the effectiveness of the Company’s internal control.  The meetings reviewed in detail the standards that were established, the content of management’s assessment, and the auditors’ testing and evaluation of the design and operating effectiveness of the internal control.  As reported in the Company’s Annual Report on Form 10-K filed February 29, 2012, the independent auditors concluded that, as of December 31, 2011, the Company maintained, in all material respects, effective internal control over financial reporting based upon the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Under its Charter and the “Audit and Non-Audit Services Pre-Approval Policy” (the “Policy”), the Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent auditors.  The Policy mandates specific approval by the Audit Committee for any service that has not received a general pre-approval or that exceeds pre-approved cost levels or budgeted amounts. For both specific and general pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.  The Audit Committee also considers whether the independent auditors are best positioned to provide the most effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.  The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services.  It may determine, for each fiscal year, the appropriate ratio between the total amount of  audit, audit-related and tax fees and a total amount of fees for certain permissible non-audit services classified below as “All Other Fees”.  All such factors are considered as a whole, and no one factor is determinative. The Audit Committee further considered whether the performance by PricewaterhouseCoopers LLP of the non-audit related services disclosed below is compatible with maintaining their independence.  The Audit Committee approved all of the audit-related fees, tax fees and all other fees for 2011 and 2010.

The fees billed to the Company by PricewaterhouseCoopers LLP and its worldwide affiliates in 2011 and 2010 are as follows:

	2011	2010

Audit Fees (1)	$3,810,701	$3,720,032
Audit-Related Fees (2)	108,150	105,700
Tax Fees (3)	224,296	220,034
All Other Fees (4)	2,782	2,279
_______________

(1)
Audit fees include the annual audit and quarterly financial statement reviews, internal control audit (as required by the Sarbanes Oxley Act of 2002), subsidiary audits, and procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements.  Audit fees also include statutory audits or financial audits of subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

(2)
Audit-related fees include assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters and assistance with internal control reporting requirements.

(3)	Tax fees include tax compliance, tax planning and tax advice and may be granted general pre-approval by the Audit Committee.

(4)	All other fees are for accounting and research subscriptions.

John R. Dunne, Chairman
Martin Abrahams
Kenneth J. Duffy
John P. Phelan
Roger M. Singer
John A. Weber

Compensation Committee Report

Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation.  The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Kenneth J. Duffy, Chairman
Martin Abrahams
John R. Dunne
John P. Phelan
Roger M. Singer
John A. Weber

Code of Ethics for CEO and Senior Financial Officers

The Company’s Code of Conduct includes its “Ethics Guidelines and Index to Compliance Policies” (“Ethics Guidelines”) that is intended to guide all of the Company’s decisions and behavior by holding all directors, officers and employees to the highest standards of integrity.  A copy of the Ethics Guidelines can be found on the Company’s website at http://www.everestregroup.com.  In addition to being bound by the Ethics Guidelines provisions relating to ethical conduct, conflict of interest and compliance with the law, the Company has adopted a code of ethics that applies to the Chief Executive Officer, Chief Financial Officer and senior financial officers.  The text of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers is posted on the Corporate Governance page on the Company’s website at http://www.everestregroup.com.  This document is also available in print to any shareholder who requests a copy from the Corporate Secretary at the address below.  In the event the Company makes any amendment to or grants any waiver from the provisions of its Code of Ethics, the Company intends to disclose such amendment or waiver on its website within five business days.

Shareholder and Interested Party Communications with Directors

Shareholders and interested parties may communicate directly with the Board of Directors or with individual directors.  All communications should be directed to the Company’s Secretary at the following address and in the following manner:

Everest Re Group, Ltd. Corporate Secretary
c/o Everest Global Services, Inc.
Westgate Corporate Center
477 Martinsville Road
P.O. Box 830
Liberty Corner, New Jersey 07938-0830

Any such communication should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for the Non-Management Directors or for any individual director.  Each communication addressed to an individual director and received by the Company’s Secretary from shareholders or interested parties, which is related to the operation of the Company and is not solely commercial in nature, will promptly be forwarded to the specified party.  Communications addressed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded to the Chairman of the Nominating and Governance Committee.

COMMON SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Shares as of March 20, 2012 by the directors of the Company, by the Named Executive Officers listed in the Summary Compensation Table and by all directors and Named Executive Officers of the Company as a group.  Information in this table was furnished to the Company by the respective directors and Named Executive Officers.  Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting power and sole dispositive power with respect to the shares shown in the table as owned by that person.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class (13)

Martin Abrahams	22,430	(1)	*
Kenneth J. Duffy	48,005	(2)	*
John R. Dunne	14,629	(3)	*
William F. Galtney, Jr.	50,326	(4)	*
John P. Phelan	4,107	(5)	*
Roger M. Singer	6,590	(6)	*
Joseph V. Taranto	451,360	(7)	*
John A. Weber	16,780	(8)	*
Dominic J. Addesso	42,992	(9)	*
Mark S. de Saram	66,526	(10)	*
John P. Doucette	31,625	(11)	*
Sanjoy Mukherjee	33,574	(12)	*
All directors, nominee and executive officers as a group (12 persons)	788,944		1.5
_______________
*           Less than 1%

(1)
Includes 2,500 shares issuable upon the exercise of share options exercisable within 60 days of March 20, 2012 and 19,930 shares held in the Martin Abrahams Revocable Trust which includes 3,998 restricted shares issued to Mr. Abrahams under the Company’s 2003 Non-Employee Director Equity Compensation Plan (“2003 Directors Plan”) which may not be sold or transferred until the vesting requirements are satisfied.

(2)
Includes 3,998 restricted shares issued to Mr. Duffy under the 2003 Directors Plan which may not be sold or transferred until the vesting requirements are satisfied. Also includes 13,715 shares held in a grantor annuity trust.

(3)
Includes 2,500 shares issuable upon the exercise of share options exercisable within 60 days of March 20, 2012.  Also includes 3,998 restricted shares issued to Mr. Dunne under the 2003 Directors Plan which may not be sold or transferred until the vesting requirements are satisfied.

(4)
Includes 31,000 shares owned by Galtney Family Investors, Ltd., a limited partnership in which Mr. Galtney maintains a beneficial ownership and for which he serves as the General Partner.  Also includes 2,500 shares issuable upon the exercise of share options exercisable within 60 days of March 20, 2012 and 3,998 restricted shares issued to Mr. Galtney under the 2003 Directors Plan which may not be sold or transferred until the vesting requirements are satisfied.

(5)
Includes 2,000 restricted shares issued to Mr. Phelan under the 2003 Directors Plan and 1,657 restricted shares issued under the Company’s 2009 Non-Employee Director Equity Compensation Plan (“2009 Directors Plan”) which may not be sold or transferred until the vesting requirements have been satisfied.  Also includes 450 shares owned by the JP Family Limited Partnership, in which Mr. Phelan maintains a beneficial ownership.

(6)
Includes 590 shares issuable upon the exercise of share options exercisable within 60 days of March 20, 2012.  Also includes 3,998 restricted shares issued to Mr. Singer under the 2003 Directors Plan which may not be sold or transferred until the vesting requirements are satisfied.

(7)
Includes 40,000 shares issuable upon the exercise of share options exercisable within 60 days of March 20, 2012. Also includes 11,816 restricted shares issued to Mr. Taranto under the Company’s 2002 Stock Incentive Plan and 137,949 restricted shares issued under the Company’s 2010 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied.  Excludes 9,719,971 Common Shares held by Everest Holdings (as of March 20, 2012) over which Mr. Taranto has voting and dispositive power.  Mr. Taranto disclaims beneficial ownership of the Common Shares held by Everest Holdings.

(8)
Includes 3,206 shares issuable upon the exercise of stock options exercisable within 60 days of March 20, 2012.  Also includes 3,998 restricted shares issued to Mr. Weber under the 2003 Directors Plan which may not be sold or transferred until the vesting requirements are satisfied.

(9)
Includes 7,770 restricted shares issued to Mr. Addesso under the Company’s 2002 Stock Incentive Plan and 28,270 restricted shares issued under the Company’s 2010 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied.

(10)
Includes 18,400 shares issuable upon the exercise of share options exercisable within 60 days of March 20, 2012.  Also includes 7,250 restricted shares issued to Mr. de Saram under the Company’s 2002 Stock Incentive Plan and 11,250 restricted shares issued to Mr. de Saram under the Company’s 2010 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied.

(11)
Includes 10,573 restricted shares issued to Mr. Doucette under the Company’s 2002 Stock Incentive Plan and 15,000 restricted shares issued under the Company’s 2010 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied.

(12)
Includes 15,000 shares issuable upon the exercise of share options exercisable within 60 days of March 20, 2012.  Also includes 3,900 restricted shares issued to Mr. Mukherjee under the Company’s 2002 Stock Incentive Plan and 7,200 restricted shares issued to Mr. Mukherjee under the Company’s 2010 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied.

(13)
Based on 52,923,631 total Common Shares outstanding and entitled to vote as of March 20, 2012, which excludes Common Shares held by Everest Holdings, an indirect wholly-owned subsidiary of the Company.   Also includes 84,696 shares issuable upon the exercise of share options exercisable within 60 days of March 20, 2012.

PRINCIPAL BENEFICIAL OWNERS OF COMMON SHARES

To the best of the Company’s knowledge, the only beneficial owners of 5% or more of the outstanding Common Shares as of December 31, 2011 are set forth below.  This table is based on information provided in Schedule 13G Information Statements filed with the SEC by the parties listed in the table.

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Class (5)

Everest Reinsurance Holdings, Inc.	9,719,971	(1)	15.3
477 Martinsville Road
Liberty Corner, New Jersey 07938

Southeastern Asset Management, Inc.	5,043,883	(2)	9.4
6410 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

Goldman Sachs Asset Management	4,099,611	(3)	7.6
32 Old Slip
New York, New York 10005

BlackRock, Inc.	2,794,657	(4)	5.2
40 East 52nd Street
New York, New York 10022

_______________

(1)
Everest Holdings, an indirect wholly-owned subsidiary of the Company, purchased the Company’s Common Shares through open market transactions pursuant to the Company’s authorized share repurchase program.  Everest Holdings had sole power to vote and direct the disposition of 9,719,971 Common Shares as of December 31, 2011.  According to the Company’s Bye-laws, the total voting power of any Shareholder owning more than 9.9% of the Common Shares will be reduced to 9.9% of the total voting power of the Common Shares.

(2)
Southeastern Asset Management, Inc. reports in its Schedule 13G that it has sole power to vote or direct the vote of 2,837,400 Common Shares, shared power to vote 1,335,000 Common Shares, no power to vote 871,483 Common Shares, sole dispositive power with respect to 3,708,883 Common Shares and shared dispositive power with respect to 1,335,000 Common Shares.

(3)
Goldman Sachs Asset Management reports in its Schedule 13G that it has shared power to vote or direct the vote of 3,871,043 Common Shares and shared dispositive power with respect to 4,099,611 Common Shares.

(4)	BlackRock, Inc. reports in its Schedule 13G that it has sole power to vote or direct the vote of 2,794,657 Common Shares and sole dispositive power with respect to 2,794,657 Common Shares.

(5)
The percent of class shown for Everest Holdings includes the Common Shares held by Everest Holdings as part of the total Common Shares outstanding.  However, pursuant to Instruction 1, Item 403 of Regulation S-K, the percent of class shown for Southeastern Asset Management, Inc., Goldman Sachs Asset Management and BlackRock, Inc. exclude the Common Shares held by Everest Holdings from the total Common Shares outstanding.  If such shares owned by Everest Holdings are included, the percent of class owned by Southeastern Asset Management, Inc., Goldman Sachs Asset Management and BlackRock, Inc. would be 7.9%, 6.5% and 4.4%, respectively.

DIRECTORS’ COMPENSATION

Annual Retainer

Each member of the Board who is not otherwise affiliated with the Company as an employee and/or officer (“Non-Employee Director” or “Non-Management Director”) was compensated in 2011 for services as a director and was also reimbursed for out-of-pocket expenses associated with each meeting attended.  Each Non-Employee Director received a retainer of $75,000, payable in the form of cash or Common Shares at the director’s election.  Giving Non-Employee Directors an opportunity to receive their compensation in the form of Common Shares is intended to align their interests with those of the Company’s shareholders.  The value of Common Shares issued is calculated based on the average of the highest and lowest sale prices of the Common Shares on each installment date or, if no sale is reported for that day, the preceding day for which there is a reported sale.  During 2011,  each of the Non-Employee Directors elected to receive their retainers in the form of cash except for Mr. Abrahams who elected to receive his in the form of Common Shares.  Each was paid in quarterly installments.

Equity Awards

Equity awards for Non-Employee Directors are achieved through the 2003 Directors Plan and the 2009  Directors Plan.

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2011.

2011 DIRECTOR COMPENSATION TABLE

					Change in
					Pension Value
					and Nonqualified
	Fees			Non-Equity	Deferred
	Earned or	Share	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash (1)	Awards (2)	Awards (3)	Compensation	Earnings	Compensation (4)	Total

Martin Abrahams	$74,955	$173,240	$-	$-	$-	$7,357	$255,553

Kenneth J. Duffy	75,000	173,240	-	-	-	7,357	255,597

John R. Dunne	75,000	173,240	-	-	-	7,357	255,597

William F. Galtney, Jr.	75,000	173,240	-	-	-	7,357	255,597

John P. Phelan	37,500	149,942	-	-	-	-	187,442

Roger M. Singer	75,000	173,240	-	-	-	6,397	254,637

John A. Weber	75,000	173,240	-	-	-	7,357	255,597

_______________

(1)	During 2011, all of the directors elected to receive their compensation in cash except for Mr. Abrahams who received 889 shares in compensation for his service during 2011.

(2)
Each of the then Non-Employee Directors was awarded 2,000 restricted shares on February 24, 2010, of which 666 remain restricted as of March 20, 2012 and 2,000 restricted shares on February 24, 2011, of which 1,332 remain restricted as of March 20, 2012.  John Phelan was awarded 1,657 restricted shares upon his election by the shareholders on May 18, 2011, all of which remain restricted as of March 20, 2012.  The amount shown is the aggregate grant date fair value of the 2011 grant computed in accordance with Financial Accounting Standards Board Statement Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).

(3)
As of December 31, 2011, each director has exercisable outstanding options to purchase the following number of shares: Mr. Abrahams, 2,500; Mr. Dunne, 2,500; Mr. Galtney, 2,500; Mr. Singer 590 and Mr. Weber, 3,206.

(4)	Dividends paid on each director’s restricted shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Compensation Program’s Philosophy and Objectives.

The Company’s executive compensation program is designed to attract, retain and motivate highly talented individuals whose abilities are critical to the success of the Company.  To achieve these ends, the executive compensation program utilizes a two-prong approach.  First, a short-term component consisting of a base salary and merit-based discretionary bonus is designed to attract, reward and retain executives for achieving optimal performance in the current year.  Second, a long-term component consisting of discretionary equity awards in the form of share options and/or restricted shares is designed to align key executive’s interests with those of the Company’s shareholders and incentivize the executive to work towards achieving the Company’s long-term goals of profitability and strong shareholder returns by providing a significant retention incentive.  Thus, the executive compensation program is designed to reward those employees who are integral to the Company’s success this year as well as into the future.

The Company’s executive compensation program is implemented by the Compensation Committee.  The members of the Compensation Committee are appointed annually by the Board of Directors and satisfy the independence requirements of the NYSE.

The Compensation Committee meets outside the presence of management to discuss compensation decisions.  The Compensation Committee is guided by the following principles when making compensation decisions individually and collectively:

•	Compensation of executive officers is based on the level of job responsibility, their individual performance and their contribution to the performance of the Company.

•
Compensation awards and levels are generally intended to be reasonably competitive with compensation paid by organizations of similar stature so as to minimize the potential for disruptive turnover amongst important contributors.

•
Compensation is intended to align the interests of the executive officers with those of the Company’s shareholders by basing a significant part of total compensation on the long-term performance of the Common Shares.

Components of the Company’s Compensation Program.

In 2011, annual compensation for the Company’s executive officers consisted principally of a base salary, a cash bonus, and equity based awards.  Apart from the salary, bonus and equity award components, all employees including executive officers received other forms of compensation from the Company.  That compensation included Company paid term life insurance, partially subsidized medical and dental plan, Company paid disability insurance, and participation in a Company sponsored 401(k) employee savings plan.  Executives may also participate in a supplemental savings plan and supplemental retirement plan, both of which are non-qualified with respect to current tax deductibility in the U.S.  The purpose of these supplemental plans is principally to restore benefits which would otherwise have been limited by U.S. benefit plan rules.

Base Salary and Bonus Determinations.

The base salaries for all executive officers are determined by the Compensation Committee, established upon hire or assignment date and reconsidered annually or as responsibilities change.  Adjustments are based on each executive officer’s performance and the respective officer’s contribution to the Company’s performance over time and may also take into account competitive conditions in the industry. All base salary determinations are in the subjective judgment and discretion of the Compensation Committee. Although the Compensation Committee does not identify any specific factors in setting a respective officer’s base salary, the Committee does take into account the individual’s years of experience in the position and the base salaries of similarly situated officers in other publicly traded, international property & casualty insurance and reinsurance companies.

For purposes of base salary compensation and in assessing competitive conditions in the industry, the Compensation Committee may periodically examine trade or other publications regarding executive compensation, including publicly filed financial statements of other publicly traded property/casualty insurance and reinsurance companies.  However, the Compensation Committee does not engage in formal benchmarking in determining compensation for Named Executive Officers.

The Company awards annual cash bonuses to executive officers under the Annual Incentive Plan and the Executive Performance Annual Incentive Plan.  The Annual Incentive Plan is applicable to all executive officers and management employees, except for Mr. Taranto who is subject to the Executive Performance Annual Incentive Plan.  Under the Annual Incentive Plan, the Company may make cash payments each year to employees who hold positions of significant responsibility and/or whose performance or potential contribution, in the judgment of the Compensation Committee, will contribute materially to the success of the Company and its subsidiaries.  The Annual Incentive Plan is designed to reward past accomplishments, to motivate future accomplishments, and to aid in attracting and retaining employees of the caliber necessary for the continued success of the Company.  The actual cash bonus amounts recommended for individual plan participants are subjectively and judgmentally determined by executive management based on a variety of factors including individual responsibilities, experience, contributions and performance, as well as position relative to internal peers.  Consideration of these factors encourages executives to strive to improve their performance. The Compensation Committee reviews management’s recommendation, and has the discretion to reject or modify the recommended individual awards. All bonus determinations are in the subjective judgment and discretion of management and the Compensation Committee. Management and the Compensation Committee do not identify any specific factors or particular criteria that must be met by each executive officer. Nor do they rely upon any predefined formula for determining the amount of bonus.

The total amount awarded in bonuses for 2011 under the Annual Incentive Plan was $14.906 million.  The bonus payments for Messrs. Addesso, de Saram, Doucette and Mukherjee were based on their respective contributions to the Company’s financial performance over time, their individual responsibilities and the Chief Executive Officer’s and the Compensation Committee’s assessment of their individual performance in executing their responsibilities.

With respect to adjustments to Mr. Addesso’s base salary and bonus award, the Compensation Committee considered the execution of his responsibilities as the Company’s President and Chief Financial Officer that include, among other things, executive oversight for the strategic direction of the Company, management and operation of the Company, his unique duties and responsibilities in recruitment, retention and development of senior management in his direct reporting line, capital allocation and investment strategies, assessment of potential acquisitions and long range strategic planning, interfacing with the Company’s shareholders and third party ratings agencies, and responding to analyst inquiries.  The Committee also considered Mr. Addesso’s executive management and oversight of the Company’s corporate units including Claims, Underwriting, Operations, Accounting and Financial Reporting, Comptrollers, Investments, Actuarial and Treasury.

With respect to adjustments to Mr. de Saram’s base salary and bonus award, the Compensation Committee considered the execution of his responsibilities as Deputy Chairman, Managing Director and Chief Executive Officer of Bermuda Re and Deputy Chairman of Everest Re Advisors and International Re.  Mr. de Saram’s roles and responsibilities include management, supervision and oversight of the branch offices and underwriting operations located in Bermuda and Europe as well as the strategic direction of the Company’s European operations.

With respect to adjustments to Mr. Doucette’s base salary and bonus award, the Compensation Committee considered the execution of his responsibilities as the Company’s Chief Underwriting Officer for Worldwide Reinsurance that includes, among other things, identifying reinsurance underwriting opportunities worldwide, developing new products, evaluating new market entries and distribution strategies in line with Company objectives.  The Committee further considered his leadership in the creation and oversight of the Company’s Enterprise Risk Management unit responsible for oversight and coordination of risk assessment and mitigation on an enterprise-wide basis. The Committee also considered Mr. Doucette’s participation in presenting the Company’s risk management positions to third party ratings agencies.

With respect to adjustments to Mr. Mukherjee’s base salary and bonus award, the Compensation Committee considered the execution of his responsibilities as the Company’s General Counsel/Chief Legal Officer, Corporate Secretary and Chief Compliance Officer as well as serving as General Counsel to each of the Company’s worldwide affiliates. Mr. Mukherjee’s responsibilities include, among other things, management and supervision of the Company’s legal staff and the provision of legal services to the Company’s individual business units around the world, the provision of competent legal and strategic advice and counsel to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s board of directors, setting and reviewing the Company’s corporate governance practices and ethics guidelines, overseeing and ensuring proper regulatory compliance by the Company and each of its individual business units in each jurisdiction where the Company and its affiliates conduct business worldwide, representing the Company and its affiliates before various state, federal and international regulatory agencies around the world, representing and defending the Company and its affiliates in arbitrations and litigations in the United States and certain international jurisdictions and the judicial and efficient retention, management and use of outside counsel.

After concluding that Messrs. Addesso, de Saram, Doucette and Mukherjee performed as expected, the Compensation Committee followed a similar process in determining whether to adjust each Named Executive Officer’s salary, the amount of any such adjustment, whether to award a bonus, and the amount of any such bonus.  The Compensation Committee also generally considered, but without engaging in formal benchmarking, its knowledge of compensation decisions made by competitors with respect to persons in comparable positions based upon information those competitors have publicly disclosed.  As with making its assessment as to performance, no specific factors applicable to any one Named Executive Officer or all of the Named Executive Officers as a group were identified by the Compensation Committee and no factors were given more importance than others.  All decisions with respect to salary adjustments and bonus awards were made on an individual basis, without any comparison among the Named Executive Officers, and were subjectively determined.

Unlike the Annual Incentive Plan, the executive officers eligible to participate in the Executive Performance Annual Incentive Plan (the “Executive Incentive Plan”) are selected by the Compensation Committee.  Currently, only Mr. Taranto is a participant in the Executive Incentive Plan.  Pursuant to this plan, the Compensation Committee establishes performance goals for each participant which, if attained, entitles the participant to specific award amounts.  The Executive Incentive Plan provides that the total amount of awards granted to all participants in any one year may not exceed 10% of the Company’s average annual income before taxes for the preceding five years.

In the case of Mr. Taranto, the Compensation Committee established a personal performance grid that relates various levels of the Company’s earnings per share and corresponding net operating income and return on equity, to a maximum cash incentive award based upon the given level of Company performance.  For 2011, the Compensation Committee established the following objective goals and performance criteria under the Executive Performance Annual Incentive Plan:

•	A maximum cash bonus of $3.5 million if diluted earnings per share were between $15.42 and $21.23 (corresponding to a return on equity between 12.7% and 17.0%).

•	A maximum cash bonus of $3.15 million if diluted earnings per share were between $13.48 and $15.42 (corresponding to a return on equity between 11.2% and 12.7%).

•	A maximum cash bonus of $2.8 million if diluted earnings per share were between $11.55 and $13.48 (corresponding to a return on equity between 9.7% and 11.2%).

•	A maximum cash bonus of $2.4 million if diluted earnings per share were between $9.67 and $11.55 (corresponding to a return on equity between 8.1% and 9.7%).

•	A maximum cash bonus of $2 million if diluted earnings per share were between $7.82 and $9.67 (corresponding to a return on equity between 6.6% and 8.1%).

•	A maximum cash bonus of $1.5 million if diluted earnings per share were between $6.00 and $7.82 (corresponding to a return on equity between 5.1 and 6.6%).

•	A maximum cash bonus of $1.2 million if diluted earnings per share were below $6.00 (corresponding to a return on equity below 5.1%).

Although the above set forth the various levels of the maximum cash bonus award that could be awarded to Mr. Taranto based upon objective Company performance for the fiscal year ended December 31, 2011, the Compensation Committee could, in its discretion, choose to reduce the actual amount of the award.  For 2011, Mr. Taranto’s cash bonus was $1.2 million.

Long-Term Compensation Determinations.

The second component of the Company’s executive compensation plan is premised on a strategic view of compensation.  This long-term compensation component is achieved through the Everest Re Group, Ltd. 2010 Stock Incentive Plan (“2010 Stock Incentive Plan”).  Awards under the 2010 Stock Incentive Plan are intended to reinforce management’s long-term perspective on corporate performance, provide an incentive for key executives to remain with the Company for the long-term, and provide a strong incentive for employees to work to increase shareholder value by aligning employees’ interests with the shareholders.

Equity awards may take the form of share options, share appreciation rights, restricted shares or share awards.  To date, the Company has only awarded restricted shares and non-qualified share options.  Options and restricted shares are awarded on the day that they are granted by the Compensation Committee and valued as of the grant date.  Options are issued with an exercise price equal to the fair market value of the Company’s stock on the grant date.  The Company determines fair market value by averaging the high and low market price on the grant date.  Equity grants are made in conjunction with the meeting of the Compensation Committee, and there is no plan or practice to grant options or restricted shares in coordination with the release of material non-public information.

Additionally, the Company’s Ethics Guidelines impose a total prohibition on its officers, directors or other employees trading in options in the Company’s shares.  Prohibited options include options awarded under the 2010 Stock Incentive Plan, as well as any expired stock incentive plans, “put” options and “call” options.  The Company’s officers, directors or other employees are also prohibited from engaging in transactions geared toward “shorting” the Company’s stock.

In the case of equity awards, the CEO makes recommendations to the Compensation Committee for each executive officer, and the awards are discussed by the Compensation Committee and recommended for action by the Board.   All award determinations are in the subjective judgment and discretion of the Compensation Committee. The Compensation Committee does not identify any specific factors or particular criteria that must be met by each executive officer.  Nor does it rely upon any predefined formula for determining the amount of equity award.  Rather, the Compensation Committee reviews the recipient’s demonstrated past and expected future individual performance as well as his/her contribution to the financial performance of the Company over time, the recipient’s level of responsibility within the Company, his/her ability to affect shareholder value, and past share awards.

Restricted share awards and share options encourage employee retention because such awards vest over a five year period at the rate of 20% per year and are generally forfeited if the recipient leaves the Company before vesting.  In addition, the expiration of share options ten years after they are granted is designed to encourage recipients to work on the Company’s growth over the long-term and not simply cater to short-term profits. In general, equity awards are considered and granted to eligible individuals once per year at the February meeting of the Compensation Committee. The equity awards for Messrs. Addesso, de Saram, Doucette and Mukherjee  were based on their contributions to the Company’s financial performance over time, their individual responsibilities and the Chief Executive Officer’s and the Compensation Committee’s assessment of their individual performance and long-term value to the Company.

As with his short-term compensation components, the determination, award and vesting of equity awards for Mr. Taranto are handled separately.  The Compensation Committee discusses with the CEO his performance and meets outside the presence of the CEO in making its award determination.  Like other executive officers, the CEO’s award is granted subjectively at the discretion of the Compensation Committee based upon factors similar to those considered for other executive officers as described above.

Other Forms of Compensation.

Apart from the salary, bonus and long-term compensation components discussed above, all employees including executive officers receive other forms of compensation from the Company.  That compensation includes Company paid term life insurance, partially subsidized medical and dental plan, Company paid disability insurance, and participation in a Company sponsored 401(k) employee savings plan.  Executives may also participate in a Supplemental Savings Plan and two defined benefit plans (the Everest Reinsurance Retirement Plan and Everest Reinsurance Supplemental Retirement Plan).  The Supplemental Savings Plan and Supplemental Retirement Plan are non-qualified with respect to tax deductibility in the U.S.  The purpose of these plans is principally to restore benefits that would otherwise have been limited by U.S. benefit plan rules.

The Retirement Plan and Supplemental Retirement Plan were closed to employees hired or rehired after April 1, 2010.   Employees hired prior to April 1, 2010, remain participants in the Retirement Plan and Supplemental Retirement Plan. The employee savings plan was amended to provide employees hired or rehired after April 1, 2010 with an increased company match that escalates with certain age milestones and a shorter company match vesting period as compared to those employees hired prior to April 1, 2010.

Perquisites and Other Benefits.

When the Compensation Committee determines it appropriate, the Company provides Named Executive Officers with perquisites and other personal benefits that are reasonable and consistent with the overall compensation plan and the philosophy of attracting and retaining key employees.  The Compensation Committee periodically reviews these awards of perquisites and other benefits.

The only perquisites approved by the Compensation Committee for 2011 were Mr. de Saram’s housing, family travel and golf membership fees.  The amounts reported for Mr. de Saram are included in the Summary Compensation Table.

Tax and Accounting Implications.

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the ability of a publicly-held company to take a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer or to any of its four other most highly compensated officers.  However, compensation is exempt from this limit if it qualifies as “performance-based compensation.”  To preserve this deduction, the Company has designed its incentive plans to provide incentive compensation that qualifies as “performance-based compensation” that is not counted toward the $1 million limit.  However, the 2010 Stock Incentive Plan allows for the Compensation Committee, in its sole discretion, to grant awards under the plans which do not constitute “performance-based compensation.”  Although the Compensation Committee considers deductibility under section 162(m) with respect to the compensation arrangements for executive officers, deductibility is not a determinative factor when considering appropriate levels or methods of compensation.

It is the Compensation Committee’s objective to have its U.S. tax-paying executives not be subject to penalties under U.S. Internal Revenue Code §409A (“§409A”).  Accordingly, all applicable compensation and benefit programs have been amended and are administered in accordance with §409A.

The foregoing provides a general overview of the Company’s philosophy on executive compensation.  The tables contained in the subsequent sections attribute specific dollar values for the various aspects of executive compensation previously discussed.

Compensation of Executive Officers.

The following table sets forth compensation paid or accrued for the last fiscal year with respect to the Company’s Chief Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers as of December 31, 2011 for services rendered by them to the Company and to its subsidiaries (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
Name and					Share	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary		Bonus	Awards (2)	Awards (3)	Compensation	Earnings (4)	Compensation (5)	Total

Joseph V. Taranto
Chairman of the Board and Chief Executive Officer

	2011	$1,000,000		$-	6,599,924	$-	$1,200,000	$1,436,605	$221,896	$10,458,425
	2010	1,000,000		-	2,999,964	-	1,400,000	1,277,483	98,290	6,775,737
	2009	1,038,462	(1)	-	-	-	2,000,000	1,053,592	2,531,384	6,623,438

Dominic J. Addesso,
President and Chief Financial Officer

	2011	$659,038		$1,000,000	$1,328,880	$-	$-	$288,936	$57,515	$3,334,369
	2010	519,231		750,000	507,780	-	-	164,223	34,198	1,975,432
	2009	328,846		500,000	499,983	-	-	45,062	13,354	1,387,245

Mark S. de Saram,
Executive Vice President of Group and Managing Director and Chief Executive Officer of Bermuda Re

	2011	$544,231		$500,000	$541,375	$-	$-	N/A	$308,790	$1,894,396
	2010	538,461		500,000	528,938	-	-	N/A	302,944	1,870,343
	2009	490,577		600,000	448,219	-	-	N/A	295,837	1,834,633

John P. Doucette
Executive Vice President, Chief Underwriting Officer for Worldwide Reinsurance

	2011	$515,865		$650,000	$751,060	$-	$-	$118,206	$56,163	$2,091,294

Sanjoy Mukherjee
Senior Vice President, General Counsel and Secretary

	2011	$345,385		$300,000	$346,480	$-	$-	$227,778	$30,895	$1,250,538
	2010	316,846		300,000	253,890	-	-	110,611	26,576	1,007,923
_______________

(1)	Mr. Taranto’s annual salary is $1,000,000 as stated in his employment agreement; however his 2009 actual salary was higher due to an additional pay period in 2009.

(2)
The amounts are the aggregate grant date fair value for restricted awards granted during 2011 computed in accordance with FASB ASC Topic 718.  Restricted shares vest at the earlier of 20% per year over five years or the date specified in an applicable employment agreement.  Mr. Taranto’s restricted shares will vest on January 1, 2013 or upon his earlier retirement, death, disability or termination of employment pursuant to the terms of his employment  agreement.

(3)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of share options.  Options vest at the earlier of 20% per year over five years or upon the date specified in an applicable employment agreement.  Assumptions used in determining valuation are contained in the Company’s Annual Report Item 8, Note 17 of the Notes to Consolidated Financial Statements.

(4)
Represents the aggregate change in the present value of the officers’ accumulated benefit under the qualified and supplemental pension plans from December 31, 2010 to December 31, 2011.  Earnings on the Supplemental Savings Plan are not included as they are invested in the same investment offerings as the qualified savings plan and are not preferential.

(5)
The amount reported for 2011 for Mr. de Saram, who is a citizen of the United Kingdom, includes $150,000 as a Bermuda residence housing allowance and $33,466 in payment of payroll tax each under the terms of his employment agreement.  The amounts for 2011 also include $21,549 in family travel and $8,635 in golf membership fees.  The Company owns a car which is provided for Mr. de Saram’s use at a cost of $1,879.  Mr. de Saram also received a contribution of $54,423 to, or in lieu of, a pension plan.

For the Named Executive Officers, the 2011 amount includes:

	Taranto	Addesso	de Saram	Doucette	Mukherjee

Life insurance premiums	$1,038	$1,038	$4,662	$1,038	$1,038

Employer Matching Contributions	29,192	19,386	-	15,476	10,177
(Qualified and Non-qualified)

Dividends on Restricted Shares	191,666	37,090	34,176	39,649	19,680

Grants of Plan-Based Awards.

The following table sets forth certain information concerning equity and cash awards granted under the Company’s 2010 Stock Incentive Plan and the Executive Performance Annual Incentive Plan during 2011 to the Named Executive Officers.

2011 GRANTS OF PLAN-BASED AWARDS

					All Other
					Stock	Grant Date
		Estimated Potential Payouts Under			Awards	Fair Value
	Grant	Non-Equity Incentive Plan Awards(1)			Number of	of Share
Name	Date	Threshold	Target	Maximum	Shares (2)	Awards (3)

Joseph V. Taranto	2/24/2011	$-	$-	$3,500,000	76,194	$6,599,924

Dominic J. Addesso	2/24/2011	-	-	-	8,000	692,960
	9/21/2011	-	-	-	8,000	635,920

Mark S. de Saram	2/24/2011	-	-	-	6,250	541,375

John P. Doucette	2/24/2011	-	-	-	5,000	433,100
	9/21/2011	-	-	-	4,000	317,960

Sanjoy Mukherjee	2/24/2011	-	-	-	4,000	346,480

_______________

(1)
Potential award made pursuant to the Executive Performance Annual Incentive Plan.  The actual award is shown in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Plan table.

(2)
This column shows the number of restricted shares granted in 2011 to the Named Executive Officers pursuant to the 2010 Stock Incentive Plan.  Restricted shares vest at the earlier of 20% per year over five years or upon the date specified in an applicable employment agreement.  Mr. Taranto’s restricted shares will vest on January 1, 2013 or upon his earlier retirement, death, disability or termination of employment pursuant to the terms of his employment agreement.  During the restricted period, quarterly dividends are paid to the Named Executive.

(3)	The grant date fair value of each equity award calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Option Awards				Share Awards
					Number of	Market Value
	Number of				Restricted	of Restricted
	Securities Underlying		Option	Option	Shares that	Shares that
	Unexercised Options		Exercise	Expiration	Have Not	Have Not
Name	Vested	Unvested (1)	Price	Date	Vested (2)	Vested (3)

Joseph V. Taranto	40,000	-	$55.5950	9/26/2012	-	$-
					99,826	8,394,368

Dominic J. Addesso	-	-	-		24,970	2,099,727

Mark S. de Saram	6,400	-	55.5950	9/26/2012	-	-
	12,000	-	74.3300	9/21/2014	-	-
	-	-	-		17,800	1,496,802

John P. Doucette	-	-	-		20,923	1,759,415

Sanjoy Mukherjee	1,000	-	55.5950	9/26/2012	-	-
	3,000	-	73.6150	9/18/2013	-	-
	5,000	-	74.3300	9/21/2014	-	-
	6,000	-	95.4850	9/21/2015	-	-
	-	-	-		10,250	861,923
_______________
(1)
Non-qualified share options become exercisable in 20% increments annually over the first five years of the ten year term commencing with the first anniversary of the grant date, as long as employment with the Company or its subsidiaries continues.  These share options were granted with an exercise price which is calculated by averaging the highest and lowest sale prices of the Common Shares on the NYSE on the date granted, in accordance with the terms of the 2002 and 2010 Stock Incentive Plans as approved by the shareholders.

(2)	Restricted shares vest at the rate of 20% annually over a five year period or as otherwise set forth in an applicable employment agreement. Grant dates for the restricted shares are as follows:

Grant Date	2/21/2007	2/20/2008	9/17/2008	2/18/2009	5/13/2009	2/24/2010	2/24/2011	9/21/2011
Joseph V. Taranto	-	-	-	-	-	23,632	76,194	-
Dominic J. Addesso	-	-	-	-	4,170	4,800	8,000	8,000
Mark S. de Saram	800	2,000	-	3,750	-	5,000	6,250	-
John P. Doucette	-	-	7,273	2,250	-	2,400	5,000	4,000
Sanjoy Mukherjee	400	1,200	-	2,250	-	2,400	4,000	-

(3)	Determined by multiplying the NYSE December 30, 2011 closing price of $84.09 by the number of restricted shares.

Share Option Exercises and Shares Vested.

The following table sets forth certain information concerning the number and value of exercised share options and vested shares at the end of 2011 held by the Named Executive Officers.

2011 OPTION EXERCISES AND SHARES VESTED

	Option Awards		Share Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise (1)	Vesting	on Vesting (2)

Joseph V. Taranto	200,000	$4,701,000	11,816	$1,023,502
Dominic J. Addesso	-	-	2,590	229,517
Mark S. de Saram	5,200	163,590	4,300	379,485
John P. Doucette	-	-	4,987	401,350
Sanjoy Mukherjee	-	-	2,350	207,625

_______________

(1)	The aggregate dollar value realized upon the exercise of options determined by computing the difference between the market price and the option exercise price on the day of exercise.

(2)	Amount reflects the aggregate market share value on the day that the restricted shares vest.

Retirement Plan.

All the Named Executive Officers of the Company, with the exception of Mr. de Saram, participate in the Everest Reinsurance Company Retirement Plan (the “Retirement Plan”) and in the Supplemental Retirement Plan (the “Supplemental Plan”), both of which are defined benefit pension plans.  As an employee of Bermuda Re, Mr. de Saram is not eligible to participate in the Retirement Plan, and Bermuda Re does not maintain a defined benefit pension plan.  The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant’s years of continuous service and final average earnings with Everest Re and certain affiliates, including the participant’s period of affiliation with The Prudential Insurance Company of America (“Prudential”).  The Supplemental Plan is a non-qualified plan that provides benefits that would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Internal Revenue Code.  Neither the Retirement Plan nor the Supplemental Plan is available to any employee whose employment commenced after April 1, 2010.

A participant’s “final average earnings” under the Retirement Plan will be his or her average annual “earnings” under the plan during the 72 consecutive months of continuous service in which the participant received the greatest amount of earnings out of the final 120 months of continuous service.  For this purpose, “earnings” generally include the participant’s base salary, cash bonus payments under the Executive Performance Annual Incentive Plan and, for participants who held positions equivalent to or senior to that of department vice president when that position existed, cash payments under the Company’s Annual Incentive Plan.  “Earnings” does not include any other compensation set forth in the Summary Compensation Table.

Final average earnings and earnings will be determined under the Supplemental Plan in the same manner as under the Retirement Plan, except that a participant’s earnings are not subject to the limitations under the Internal Revenue Code.  “Continuous service” under the Retirement Plan and Supplemental Plan will be the number of years and months worked for Everest Re and certain affiliates, including during the period of affiliation with Prudential.

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers determined using interest rate and mortality rate assumptions consistent with those in the Company’s financial statements and the number of years of service credited to each.  A participant becomes vested in the Supplemental Plan upon reaching five years of service, retirement at age 65 or upon a Change of Control.  If a participant leaves the Company prior to becoming vested in the Supplemental Plan, he receives no benefits.

2011 PENSION BENEFITS TABLE

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During
Name	Plan Name	Service	Benefit (1)	Last Fiscal Year

Joseph V. Taranto (2)	Retirement Plan	17.2	$903,864	$-
	Supplemental Plan		9,579,249	-

Dominic J. Addesso	Retirement Plan	2.7	118,567	-
	Supplemental Plan		379,653	-

Mark S. de Saram	None	N/A	-	-
			-	-

John P. Doucette	Retirement Plan	3.3	79,716	-
	Supplemental Plan		188,983	-

Sanjoy Mukherjee	Retirement Plan	11.5	256,376	-
	Supplemental Plan		230,453	-

_______________

(1)
The table employs the discount rate of 5.6% at December 31, 2010 and 4.6% at December 31, 2011 for the Retirement Plan and pre-retirement Supplemental Plan.  Post retirement, the Supplemental Retirement Plan discount rates are 5% for both years. The Mortality Table used is the sex distinct RP2000 White Collar Combined Active/Retiree Healthy Mortality Table projected to 2009 with Scale AA for the Retirement Plan and Table 417(e) Mortality for the Supplemental Plan post-retirement. The payment form  assumes 50% Joint and Survivor Annuity for the Retirement Plan (wives assumed to be 4 years younger than their husbands), single life annuity for the Supplemental Plan.

The Assumptions for these calculations are the same as those used in the FAS ASC 715 disclosure report for the year ending December 31, 2011.

Messrs. Taranto, Addesso and Doucette are not eligible to retire with unreduced benefits until age 65.  Where a person participates in both the Retirement Plan and the Supplemental Plan, the number of years of credited service is the same for both plans.  Assuming that he continued to work full-time for a Company affiliate, Mr. Mukherjee would qualify for unreduced benefits slightly before his normal retirement date based on his combined age and years of service.

(2)	The present value of Mr. Taranto’s benefits has been reduced by the amount that he received in December 2008 to pay FICA and other associated taxes.

2011 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The 2011 Non-qualified Deferred Compensation Table shows information about the Supplemental Savings Plan (1).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawls/	Balance at Last
Name	Last Fiscal Year (2)	Last Fiscal Year(2)	Last Fiscal Year	Distributions	Fiscal Year-End (3)

Joseph V. Taranto
Everest Re Supplemental
Savings Plan	$21,923	$21,923	$(28,840)	$-	$1,080,418
Dominic J. Addesso
Everest Re Supplemental
Savings Plan	11,896	11,896	(622)	-	45,562
Mark S. de Saram
Everest Re Supplemental
Savings Plan	N/A	-	-	-	-
John P. Doucette
Everest Re Supplemental	8,109	8,109	(2,995)	-	43,317
Savings Plan
Sanjoy Mukherjee
Everest Re Supplemental	2,804	2,804	83	-	12,597
Savings Plan

_______________

(1)
The Supplemental Savings Plan has the same investment elections as the Company’s 401(k) plan and is designed to allow each participant to contribute a percentage of his base salary and receive a company match beyond the contribution limits prescribed by the Internal Revenue Service with regard to 401(k) plans.  When the annual IRS 401(a) (17) compensation maximum is reached under the qualified savings plan, eligible employees may contribute to the Supplemental Savings Plan which allows for up to a 3% employee contribution and a 3% company match.  Withdrawal is permitted only upon cessation of employment.

(2)	All of the amounts reported in this column are included in the 2011 Summary Compensation Table.

(3)
The amounts reported in this column include the following portions of the amounts that were reported above in the 2011 Summary Compensation Table as compensation for 2009 or 2010: Mr. Taranto ($90,060), Mr. Addesso ($21,578) and Mr. Mukherjee ($3,808).

EMPLOYMENT, CHANGE OF CONTROL AND OTHER AGREEMENTS

Employment agreements have been entered into with Messrs. Taranto, Addesso, de Saram and Doucette.    Employment agreements are entered into when it is determined that an employment agreement assists in obtaining assurance as to the executive’s continued employment in light of the prevailing market competition for the particular position, or where the Compensation Committee believes that an employment agreement is appropriate to attract an executive in light of market conditions and the prior experience of the executive.  The terms of the agreement take into consideration the executive’s prior background, experience, compensation, competitive conditions and negotiations with the executive and include certain non-disclosure and non-solicitation covenants on the part of the officer.

Joseph V. Taranto.  Everest Global and Everest Holdings entered into an employment agreement (the “Employment Agreement”) with Mr. Taranto effective January 1, 2011 and expiring December 31, 2012, unless sooner terminated in accordance with its terms.  The Employment Agreement provides for a base salary of $1,000,000 per year.  Mr. Taranto is also eligible to participate in the Executive Incentive Plan.

The Employment Agreement’s material terms with respect to a termination on retirement, death, disability and a termination without due cause or resignation for good reason are outlined in the sections and tables below.

Effective January 1, 2011, in connection with the execution of the Employment Agreement, Mr. Taranto entered into a Change of Control Agreement with the Company, Everest Global and Everest Holdings.  Mr. Taranto’s Change of Control Agreement contains provisions to make it compliant with §409A of the Internal Revenue Code (“§409A”).  A violation of §409 may subject an executive to recognition of income with respect to nonqualified deferred compensation at the time such compensation becomes vested plus a 20 percent tax and interest.

Mr. Taranto’s Change of Control Agreement provides that if, within one year after the occurrence of a material change (as defined in the agreement), Mr. Taranto terminates his employment for any reason, or if the Company terminates Mr. Taranto’s employment for any reason other than for due cause (as defined in the agreement), then (a) all of Mr. Taranto’s outstanding restricted shares and options granted under the Company’s share plans shall immediately vest and become exercisable and remain so for three months; (b) Mr. Taranto shall receive a cash payment six months after separation equal to the lesser of (i) 2.99 multiplied by Mr. Taranto’s annual compensation for the most recent taxable year ending prior to the date of the material change less the value of Mr. Taranto’s gross income in the most recent taxable year ending prior to the date of a material change attributable to his exercise of share options, share appreciation rights and other share-based awards granted Mr. Taranto by the Company or (ii) 2.99 multiplied by Mr. Taranto’s “annualized includible compensation for the base period” as that phrase is defined in Section 280G(d) of the Internal Revenue Code; (c) Mr. Taranto shall continue to be covered under the Company’s medical and dental insurance plans for a period of three years from the date of termination; and (d) Mr. Taranto shall receive “Special Retirement Benefits” in an amount that will equal the retirement benefits he would have received had he continued in the employ of the Company for three years following his termination under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor retirement plans adopted by the Company.  All Special Retirement Benefits shall be paid six months after separation.

In the event that the benefits Mr. Taranto receives under the Change of Control Agreement cause Mr. Taranto to receive a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code, Mr. Taranto’s benefits will be reduced to an amount that is one dollar less than the amount that would cause a Parachute Payment.  If an award made under the Change of Control Agreement nevertheless results in an assessment against Mr. Taranto of a “Parachute Tax” pursuant to Section 4999 of the Internal Revenue Code, Mr. Taranto shall be entitled to receive an additional amount of money that would put him in the same net tax position had no Parachute Tax been incurred.

Dominic J. Addesso.  On June 16, 2011, Everest Global and Everest Holdings entered into an employment agreement with Mr. Addesso under which he is to serve as President of those companies, Everest Re and the Company.  The agreement, which continues in effect through June 30, 2013, provides for an annual salary of $750,000, subject to increases, if any, and consideration of a grant of 8,000 restricted shares by the Compensation Committee at its September, 2011 meeting.  Mr. Addesso is also eligible to participate in the Company’s Annual Incentive Plan, which is entirely discretionary in nature and which may be amended or terminated by the Company at any time.  He is also a participant in the Senior Executive Change of Control Plan (See “Other Change of Control Arrangements”.)  The employment agreement’s material terms for a termination on death, disability or a termination without cause or resignation for good reason are outlined in the sections and tables below.

John P. Doucette.  On September 21, 2011,  Everest Global entered into an employment agreement with Mr. Doucette under which he is to serve as Executive Vice President and Chief Underwriting Officer for Worldwide Reinsurance of the Company and Everest Re.  This agreement, which will continue in effect through September 21, 2013, provides for a base salary of $575,000, subject to increases, if any, and consideration of a grant of 4,000 restricted shares by the Compensation Committee at its September, 2011 meeting.  Mr. Doucette is also eligible to participate in the Company’s Annual Incentive Plan which is entirely discretionary in nature and which may be amended or terminated by the Company at any time.  He is also a participant in the Senior Executive Change of Control Plan.  The employment agreement’s material terms for a termination on death, disability or a termination without cause or resignation for good reason are outlined in the sections and tables below.

Mark S. de Saram.  On November 1, 2010, Bermuda Re entered into an employment agreement with Mr. de Saram under which he is to serve as the Managing Director and Chief Executive Officer of Bermuda Re until November 1, 2012.  The agreement provides for an annual salary of $525,000, subject to increases, if any, and $12,500 per month as a housing allowance.  Mr. de Saram is also eligible to participate in the Company’s Annual Incentive Plan, which is entirely discretionary in nature and which may be amended or terminated by the Company at any time.  All payments shall be made in U.S. dollars.  He is also a participant in the Senior Executive Change of Control Plan.  Pursuant to his employment agreement, Mr. de Saram participates in the medical insurance, dental insurance and group life insurance plans currently available to other Bermuda Re employees.  In lieu of participating in the Bermuda Savings Plan, he receives a monthly payment equal to 10% of his monthly salary.

If Bermuda Re terminates Mr. de Saram’s employment prior to November 1, 2012 for reasons other than misconduct or a breach of Bermuda Re’s policies, a separation payment equivalent to one year’s salary will be made and a reasonable allowance will be provided to move his personal possessions back to the United Kingdom.  Bermuda Re may terminate Mr. de Saram’s employment for cause as defined in the employment agreement at any time during the term of the agreement without prior notice.  If Bermuda Re does not renew Mr. de Saram’s employment agreement at the expiration of its term and does not offer him employment at the level at which he was employed prior to entering into that agreement, then Bermuda Re will pay Mr. de Saram a sum equal to six month’s base salary, plus the reasonable cost of six months of medical insurance.

Other Change of Control Arrangements.  The Company’s Change of Control arrangements are principally intended to provide continuity of management by motivating executive officers to remain with the Company, despite the uncertainty that arises in the context of a change in control.

Everest Holdings established a Senior Executive Change of Control Plan effective September 28, 1998, which was amended and restated effective January 1, 2009 in order to make it compliant with §409A.  The Company succeeded Everest Holdings under the Change of Control Plan upon the restructuring of Everest Holdings in February 2000.  A violation of §409A may subject an executive to recognition of income with respect to nonqualified deferred compensation at the time such compensation becomes vested plus a 20 percent tax and interest.  Consistent with the changes described above, the Senior Executive Change of Control Plan requires the participant to wait six months following a termination of employment to receive any payments under the plan.  The Change of Control Plan is administered by the Compensation Committee, which selects participants from among the senior executives of the Company and its subsidiaries.  Among others, the Compensation Committee has selected Mr. Addesso, Mr. de Saram, Mr. Doucette and Mr. Mukherjee to participate in the plan.

The Senior Executive Change of Control Plan provides that if, within two years after the occurrence of a material change (as defined in the plan) a participant terminates his or her employment for good reason (as defined in the plan) or the Company terminates the participant’s employment for any reason other than for due cause (as defined in the plan), then (a) all of the participant’s outstanding share options granted under the Company’s stock plans shall immediately vest and remain exercisable for three months following termination of employment; (b) all restrictions on the participant’s restricted shares awarded under the Company’s share plans shall immediately terminate and lapse; (c) the participant shall receive a cash payment six months after termination equal to the participant’s average salary and annual incentive bonus for the three most recent taxable years (or such shorter period as may be applicable) multiplied by a number between 2.00 and 2.99 as determined by the Compensation Committee (for Messrs. Addesso, de Saram, Doucette and Mukherjee, the number is 2.00); (d) the participant shall continue to be covered under the Company’s medical and dental insurance plans for a period of two years from the date of termination; and (e) the participant shall receive “special retirement benefits” in an amount that will equal the retirement benefits he or she would have received under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor plans adopted by the Company had he or she continued in the employ of the Company for a two year period following termination.  Special Retirement benefits shall be paid six months after termination.

Potential Payments Upon Termination or Change in Control.

The tables below give a reasonable estimate of the incremental amount of compensation that might be paid to each of the Named Executive Officers in the event of termination of his employment on December 30, 2011.

The amounts shown assume that such termination, change in control, death or disability was effective as of December 30, 2011 and includes estimates of amounts to which the Named Executive Officer might be entitled incremental to what he earned during such time.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may be changed at the discretion of the Compensation Committee of the Company’s Board of Directors.

Payments Made Upon Termination.  Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment.  Such amounts include: accrued salary; amounts contributed under the Employee Savings Plan and the Supplemental Savings Plan (see Non-qualified Deferred Compensation Table) and amounts accrued and vested through the Company’s Retirement Plan and the Supplemental Retirement Plan.  (See Pension Benefits Table.)  The retirement plans offer survivor annuity, if elected by the participant.

Payments Made Upon Retirement.  In the event of retirement, in addition to the items above, all who are eligible will receive the pension benefits shown in the Pension Benefits Table with a reduction for early retirement. Generally, restricted shares and unexercisable options are cancelled and vested options remain exercisable for 90 days following retirement.  Pursuant to his Employment Agreement, all of Mr. Taranto’s outstanding equity awards would become fully vested upon his retirement.

Payments Made Upon Death or Disability.  In the event of death or disability, in addition to the benefits listed under the headings above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance program, as available to employees generally. In the event of Mr. Taranto’s death, the Company will pay his base salary through the end of the month of death.  Pursuant to the terms of their employment agreements, in the event of the death or disability of Mr. Taranto, Mr. Addesso or Mr. Doucette, any incentive bonus earned but not yet paid for the completed full fiscal year immediately preceding the employment termination date would be paid.  For 2011, the bonus would have been $1.2 million for Mr. Taranto, $1 million for Mr. Addesso and $650,000 for Mr. Doucette as reported in the Summary Compensation Table.

In the event of the death or disability of any of the Named Executive Officers, unvested share options become exercisable and the restrictions on restricted shares lapse.  The following table lists the value of equity awards for each Named Executive Officer at the NYSE closing price of $84.09 at 2011 year end as if all vested on December 30, 2011.  It does not include the unexercised options that have already vested.  The option value is the closing price less the option price for each grant and restricted shares are valued at the closing price.

Name	Options	Restricted Shares	Total

Joseph V. Taranto	$-	$8,394,368	$8,394,368
Dominic J. Addesso	-	2,099,727	2,099,727
Mark S. de Saram	-	1,496,802	1,496,802
John P. Doucette	-	1,759,415	1,759,415
Sanjoy Mukherjee	-	861,923	861,923

Termination or Change of Control.

As described above, the Company has entered into Change of Control agreements with each of the Named Executive Officers.  Payments are made under each of the respective Change of Control agreements if Mr. Addesso, Mr. de Saram, Mr. Doucette or Mr. Mukherjee suffers a covered termination of employment within two years following a change in control.  For Mr. Taranto, the term is within one year of a change in control.  The Change of Control agreements provide that payment is capped at one dollar less than the amount that would otherwise trigger a Parachute Payment under Section 280G of the Internal Revenue Code.  Messrs. Taranto, Addesso, de Saram and Doucette’s employment agreements separately address payments that may be made and benefits continued, in the event of a termination without due cause or resignation for good reason, as defined in the respective agreements.

		Termination Without		Termination
		Cause or Resignation		Following
Name	Incremental Benefit	for Good Reason		Change in Control

Joseph V. Taranto	Cash Payment	$19,543,911	(1)	$9,044,164	(8)
	Equity Acceleration	8,394,368	(2)	8,394,368	(2)
	Benefits Continuation	35,581	(3)	37,000
	Pension Enhancement	-		10,537,000
	Benefits Cutback	N/A		-
	Total Value	$27,973,860		$28,012,532

Dominic J. Addesso	Cash Payment	$2,500,000	(4)	$2,195,927	(8)
	Equity Acceleration	486,881	(5)	2,099,727	(9)
	Benefits Continuation	17,790	(6)	25,000
	Pension Enhancement	-		-	(10)
	Benefits Cutback	N/A		(819,006)
	Total Value	$3,004,671		$3,501,648	(11)

Mark S. de Saram	Cash Payment	$550,000	(7)	$1,991,016	(8)
	Equity Acceleration	-		1,496,802	(9)
	Benefits Continuation	-		36,478
	Total Value	$550,000		$3,524,296

John P. Doucette	Cash Payment	$1,800,000	(4)	$1,678,551	(8)
	Equity Acceleration	570,635	(5)	1,759,415	(9)
	Benefits Continuation	24,858	(6)	25,000
	Pension Enhancement	-		452,000
	Benefits Cutback	N/A		(1,989,978)
	Total Value	$2,395,493		$1,924,988	(11)

Sanjoy Mukherjee	Cash Payment	$-		$1,074,821	(8)
	Equity Acceleration	-		861,923	(9)
	Benefits Continuation	-		25,000
	Pension Enhancement	-		361,000
	Benefits Cutback	-		(824,521)
	Total Value	$-		$1,498,223	(11)

_______________

(1)
Pursuant to the terms of his Employment Agreement, if termination is voluntary for good reason or without due cause, Mr. Taranto is entitled to a cash payment equal to $1 million (salary from the date of termination through 12/31/2012), the annual incentive bonus earned but not yet paid for the completed previous fiscal year, three times the annual base salary and a cash amount equal to two times the value of the equity award granted on February 24, 2011. He will also receive a cash payment equal to the increase in the amount of the Retirement Plan and Supplemental Retirement Plan that he would otherwise have been entitled to had he remained employed through December 31, 2012.

(2)	Pursuant to Mr. Taranto’s Employment and Change in Control agreements, the restrictions on his restricted shares will lapse immediately.

(3)
Mr. Taranto shall continue to participate in the disability and life insurance programs until the earlier of 24 months following his termination or his eligibility to be covered by comparable benefits of a subsequent employer and he will receive a cash payment to enable him to pay for medical and dental coverage for 24 months following his termination.

(4)
Pursuant to the terms of the Named Executive Officer’s employment agreement, he would be paid a separation allowance in equal installments over a 24 month period in accordance with the salary schedule, equal to two times his Base Salary and any annual incentive bonus earned but not yet paid for the completed full fiscal year prior to termination.

(5)	Pursuant to the terms of the Named Executive Officer’s employment agreement, unvested restricted stock will continue to vest in accordance with its terms in the 12 month period following termination.

(6)
Pursuant to the terms of the Named Executive Officer’s employment agreement, he shall continue to participate in the disability and life insurance programs until the earlier of 12 months or his eligibility to be covered by comparable benefits of a subsequent employer and he will receive a cash payment to enable him to pay for medical and dental coverage for 12 months.

(7)
Pursuant to the terms of his employment agreement, Mr. de Saram would receive one year’s salary plus reasonable moving expenses, if terminated without cause.  There is no provision for payment if Mr. de Saram leaves for good reason.

(8)
The Senior Executive Change of Control Agreement provides for a cash payment that equals the average of the executive’s salary and bonus for the previous three years times a factor assigned by the Board.  The factor is 2.0 for Messrs. Addesso, de Saram, Doucette and Mukherjee.  Mr. Taranto’s Change of Control Agreement provides for a factor of 2.99.

(9)	The unvested equity awards for each Named Executive Officer are valued at the NYSE closing price of $84.09 at 2011 year end as if all vested on December 30, 2011.

(10)	For Mr. Addesso, the additional years of service would not be sufficient to cause his Retirement Plan benefits to be vested.

(11)
The terms of the Change of Control Agreement offer a cash payout, vesting of equity awards and enhanced pension and health benefits but the aggregate amount is capped at one dollar less than the amount that would otherwise trigger a Parachute Payment under Section 280G of the Internal Revenue Code.  The amount shown is the lesser of the total value or one dollar less than three times the Named Executive Officer’s annualized compensation for the most recent five years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, the Compensation Committee was comprised of Martin Abrahams, Kenneth J. Duffy, John R. Dunne, John P. Phelan, Roger M. Singer and John A. Weber, all of whom are Non-Employee Directors of the Company and none of whom is or has been an officer of the Company.  No Compensation Committee interlocks existed during 2011.

CERTAIN TRANSACTIONS WITH DIRECTORS

The Board reviewed, discussed and approved by resolution as being in the ordinary course of business, the participation of the Company and its subsidiaries in transactions with companies in which Mr. Galtney, as a non-independent director of the Company, also maintains ownership, an employment position or an officership.  A detailed description of the process by which related party transactions are considered is included in the section entitled “The Board of Directors and its Committees.”  The following transactions during 2011 were considered by the Board.

William F. Galtney, Jr. has served as Chairman of Oxford Insurance Services Limited (“Oxford”), a company in which he holds a 99% ownership since April 1, 2005.  In 2005, the Everest Companies entered into a program administrator agreement with Oxford.  Until cancellation of the reinsurance treaty on February 1, 2010, policies placed by Oxford with the Everest Companies were generally reinsured under an 82% quota share treaty by Transatlantic Reinsurance Company, which then reinsured up to 100% of the assumed risk with (1) Sunrise Professional Indemnity, Ltd. (“Sunrise”), a Cayman reinsurance company owned by WFG Interests, LLC, which is owned by Mr. Galtney, or (2) with Medical Risk Indemnity, SPC, a Cayman Islands reinsurer of which WFG Interests, LLC owns 49.2%.

Under all business with Oxford in 2011, the Everest Companies recorded $5,165,030 in gross written premiums and $569,178 in related commissions and fees to Oxford and paid to Oxford $345,044 in related commissions and fees in 2011.

PROPOSAL NO. 2—APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve as the Company’s auditor for the year ending December 31, 2012 and the authorization of the Board of Directors acting by the Audit Committee of the Board of Directors to set the fees for the independent, registered public accounting firm serving as the Company’s auditor.  Proxies will be so voted unless shareholders specify otherwise in their proxies.

The Company’s independent registered public accounting firm has been appointed to serve as the Company’s auditor each year at the Annual General Meeting of Shareholders pursuant to the Board’s recommendation, which is based on the recommendation of the Audit Committee.  For the 2012 Annual General Meeting, and in accordance with the Sarbanes-Oxley Act of 2002 (“Sarbanes Oxley”), the Audit Committee has evaluated the performance and independence of PricewaterhouseCoopers LLP and has recommended their appointment as the Company’s independent, registered public accounting firm to serve as auditor for the year ending December 31, 2012.  In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year.  Representatives of PricewaterhouseCoopers LLP will be present at the 2012 Annual General Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

PROPOSAL NO. 3—NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote FOR the non-binding advisory approval of the Named Executive Officers’ compensation.  Proxies will be so voted unless shareholders specify otherwise in their proxies.  Proxies given by beneficial holders to shareholders of record may not be so voted unless beneficial holders specify a vote for approval in their proxies.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the SEC.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis”, the Company’s executive compensation program is designed to attract, reward, and retain talented executives whose abilities are critical to the success of the Company and its long term goals of profitability and strong shareholder returns.  Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

Shareholders are being asked to indicate their support for the Company’s Named Executive Officer compensation as described in this Proxy Statement, which includes the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Board recommends that you vote “FOR” the following resolution at the Annual General Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors.  However, the Board of Directors and the Compensation Committee value the opinions of the Company’s shareholders, will review the voting results, and will consider shareholders’ concerns.

MISCELLANEOUS—GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, and directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of the forms it has received and representations that no other reports were required, the Company believes that all of its executive officers and directors have filed with the SEC on a timely basis all required Forms 3, 4 and 5 with respect to transactions during fiscal year 2011 with the exception of one late filing on behalf of Mr. Taranto whose transaction was reported to the Company in a timely fashion.

Shareholder Proposals for the 2013 Annual General Meeting of Shareholders

To be considered for inclusion in the Company’s Proxy Statement and Proxy Card relating to the 2013 Annual General Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company in proper form at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, no later than December 10, 2012.  If the shareholder proposal relates to a nomination for director, then the proposal must be made in accordance with the procedures set forth in Bye-law 12 and discussed in the section titled “Nominating and Governance Committee.”  This Bye-law is available on the Company’s website or by mail from the Corporate Secretary’s office.

The proxy solicited by the Board relating to the 2012 Annual General Meeting of Shareholders shall confer discretionary authority to vote on a shareholder proposal if the Secretary of the Company receives notice of that proposal after March 3, 2012.

Proxy Solicitations

The expense of this proxy solicitation will be borne by the Company.  In addition to solicitation by mail, proxies may be solicited in person or by telephone, facsimile or mail by directors or officers who are employees of the Company without additional compensation.  Georgeson Shareholder Communications Inc. will provide solicitation services to the Company for a fee not to exceed $6,500 plus out-of-pocket expenses.  The firm will solicit proxies by personal interview, telephone, facsimile and mail. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Transfer Agent and Registrar

The Company has appointed Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A.) to serve as transfer agent, registrar and dividend paying agent for the Common Shares. Correspondence relating to any share accounts or dividends should be addressed to:

Computershare Trust Company, N.A.
Shareholder Services
P.O. Box 43078
Providence, Rhode Island 02940-3078
(800) 519-3111
(781) 575-2725

All transfers of certificates for Common Shares should also be mailed to the above address.

By Order of the Board of Directors
Sanjoy Mukherjee
Senior Vice President, General Counsel and Secretary
April 9, 2012

APPENDIX A

CORPORATE GOVERNANCE GUIDELINE ON DIRECTOR INDEPENDENCE

A majority of the Board shall be composed of “independent” directors, as that term is defined from time to time by the listing standards of the NYSE.  As required by such listing standards, in assessing independence, the Board shall make a determination whether a director has any material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  In making this determination, absent other considerations, the Board will deem a director to be independent if either the director or a member of his immediate family:

•	Has not been employed by the Company, any of its affiliates or the Company’s external auditor at any time during the past three years;

•
Has not received more than $100,000 per year from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
Is not, and in the past three years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs such director or director’s immediate family member;

•
Does not, and in the past three years has not, provided legal, consulting, investment banking, commercial banking, accounting or other professional services to the Company or any of its subsidiaries or affiliates, and is not a director, executive officer, general partner or significant equity holder of an entity that has provided legal, consulting, investment banking, accounting or other professional services in amounts which exceed the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; for purposes of this and the succeeding paragraph, direct or indirect beneficial ownership of an interest representing 10% of the equity or the voting interests of an entity will generally be considered a significant equity holding;

•
Is not, and in the past three years has not been, a director, executive officer, general partner or significant equity holder of a company that makes payments to, or receives payments from, the Company or any of its affiliates, for property or services in an amount which, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•
Is not, and in the past three years has not been, an employee, officer or director of a foundation, university or other non-profit organization that has received grants or endowments from the Company or any of its subsidiaries or affiliates in annual amounts which exceed the greater of $1,000,000 or 2% of the organization’s annual gross revenues.

A-1

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in	X
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For Withhold		For Withhold
	01 - John R. Dunne		02 - John A. Weber
	(Term ends in 2013)		(Term ends in 2013)

2.	To appoint PricewaterhouseCoopers LLP as the Company's	For Against Abstain	3.	Advisory vote to approve 2011 executive compensation.	For Against Abstain
registered public accounting firm for the year ending
December 31, 2012 and authorize the Board of Directors
acting by the Audit Committee of the Board to set the fees
for the registered public accounting firm.

B	Non-Voting Items
Change of Address - Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full tittle.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on
May 9, 2012 at Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda at 10:00 a.m.
The proxy statement and annual report to shareholders are available at
 http://www.everestregroup.com/InvestorCenter/AnnualMeetingMaterials.aspx

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Everest Re Group, Ltd.

Annual General Meeting of Shareholders

May 9, 2012, 10:00 a.m.
Fairmont Hamilton Princess, 76 Pitts Bay Road
Hamilton, Bermuda

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J.V. Taranto, D. Addesso, and S. Mukherjee, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the Common Shares of EVEREST RE GROUP, LTD. held in the name of the undersigned at the close of business on March 20, 2012, at the Annual General Meeting of Shareholders to be held on May 9, 2012, at the Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda at 10:00 a.m. (local time), and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, on the matters set forth hereon in accordance with any directions given by the undersigned and, in their discretion, on all other matters that may properly come before the Annual General Meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Items to be voted appear on reverse side.)